Exhibit H(20)

EXPENSE LIMITATION AGREEMENT

This EXPENSE LIMITATION AGREEMENT (the “Agreement”) is between Massachusetts Mutual Life Insurance Company, a Massachusetts life insurance company (the “Manager”), and MassMutual Select Funds, a Massachusetts business trust (the “Trust”), effective as of the 16th day of September, 2013.

WHEREAS, the Trust is an open-end diversified management investment company registered as such with the Securities and Exchange Commission (the “SEC”) pursuant to the Investment Company Act of 1940, as amended;

WHEREAS, MassMutual RetireSMARTSM 2055 Fund (the “Fund”) is a series of the Trust;

WHEREAS, the Manager is an investment adviser registered with the SEC as such under the Investment Advisers Act of 1940, as amended; and

WHEREAS, the Trust has appointed the Manager as its investment manager for the Fund and the Manager has agreed to act in such capacity upon the terms set forth in the relevant Investment Management Agreement;

NOW THEREFORE, the Trust and the Manager hereby agree as follows:

1.	Expense Limitation

(a)	The Manager agrees to cap the fees and expenses of the Fund (other than extraordinary litigation and legal expenses, interest expense, short sale dividend and loan expense, Acquired Fund fees and expenses, or other non-recurring or unusual expenses such as, for example, organizational expenses and shareholder meeting expenses) through March 31, 2015 at the following amounts. This agreement can only be terminated by mutual consent of the Board of Trustees of the Trust on behalf of the Fund and the Manager.

MassMutual RetireSMARTSM 2055 Fund

Expense Cap
Class S shares	0.23%
Class Y shares	0.28%
Class L shares	0.38%
Class A shares	0.63%

IN WITNESS WHEREOF, the Trust and the Manager have caused this Agreement to be executed on the 16th day of September, 2013.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:	/s/ Eric Wietsma
Eric Wietsma, Senior Vice President

MASSMUTUAL SELECT FUNDS on behalf of the Fund

By:	/s/ Nicholas Palmerino
Nicholas Palmerino, CFO and Treasurer